AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

FUND SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

TRANSAMERICA LIFE INSURANCE COMPANY (hereinafter the “Company”), an Iowa corporation, each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”)., and FIDELITY DISTRIBUTORS COMPANY LLC (hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation , entered into certain participation agreements, dated December 1, 2000 and October 10, 2005 (collectively, the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of May 1, 2023, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth on Schedule A to the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company intends to purchase shares of the portfolios of the Fund (the “Portfolios”) on behalf of each Account to fund the variable annuity and/or life insurance contracts (the “Variable Contracts”) identified on Schedule A of the Participation Agreement to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), unless such Account is exempt from registration thereunder;

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to the Participation Agreement to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3” or “the Rule”);

WHEREAS, the Company intends to deliver Fund shareholder reports to Contract Owners, by hosting a website that makes available certain fund documents required by the Rule;

WHEREAS, the Company intends to deliver portfolio prospectuses by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such websites in compliance with Rules 30e-3 and 498A unless the Funds prepare and provide the Required Materials that are specified in Rules 30e-3 and 498A; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Required Materials for Website Posting.

(a)

Required Materials. The Fund and/or the Underwriter shall make available as soon as reasonably practicable, the following “Required Materials,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (the “Portfolio Holdings”).

(b)

Format of Required Materials. The Fund and the Underwriter shall ensure the Required Materials are made available to the Company (or its designee) in an electronic format which, in compliance with Rule 30e-3, suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper.

(c)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Funds and Underwriter shall ensure that summary prospectuses are used for the Portfolios, as referenced in paragraph (j)(1)(ii) of Rule 498A.

2.

Content of Required Materials. Without compromising the Funds’ obligation to provide the Required Materials as noted above, the Company may access the Required Material via one of the methods identified on Schedule B hereto (the “Specified Website”), as it may be changed by the Fund or Underwriter from time to time; provided, that the Fund or Underwriter shall provide the Company with as much notice as reasonably practicable prior to any change of the Specified Website. The Fund and the Underwriter shall be responsible for the ensuring content of the Required Materials is compliant with Rule 30e-3.

3.	Provision of Required Materials for Paper Delivery. The Fund and the Underwriter shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of (iv) of the Required Materials as set forth in Section 1(a) above. Such Company requests shall be fulfilled reasonably promptly Fund and/or Underwriter will use reasonable efforts to provide such materials within three business days.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide the Required Materials in electronic format so that the Company can arrange for the Required Materials to be printed for distribution pursuant to Sections 5 and 6 of this Agreement.

4.

Paper Notice to Contract Owners. The Fund and Underwriter acknowledge that the Company shall be responsible for providing the paper Notice to its Contract Owners, in accordance with paragraphs (c) and (d) of Rule 30e-3.

5.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3.

6.

Investor Elections to Receive Future Fund Reports in Paper. The Fund and Underwriter acknowledge that the Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and paragraphs (i)Il) and (j)(3) of Rule 498A.

7.

Portfolio Expense and Performance Data. The Funds shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, upon request, the Funds shall provide the following Portfolio expense and performance data on a timely basis to facilitate the

Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company:

(a)	the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b)

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any [contractual] expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by a Portfolio or its affiliates; and

(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10- year periods).

8.

Notice Expense Allocation. In its sole discretion, FDC may agree to bear its proportionate costs, as determined by FDC, of providing notices of the availability of the Funds’ Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3). Nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

9.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, Rule 498A under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

Except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

10.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

11.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

12.	Revised Schedule A. Schedule A of the Participation Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Liza Tyler
Print Name: Liza Tyler
Title: Vice President

The Fund:

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV, and VARIABLE INSURANCE PRODUCTS FUND V

By: /s/ Colm Hogan
Print Name: Colm Hogan
Title: Assistant Treasurer

The Underwriter:

FIDELITY DISTRIBUTORS COMPANY LLC

By: /s/ Robert Bachman
Print Name: Robert Bachman
Title: EVP

SCHEDULE A

Separate Accounts and Associated Contracts

Separate Accounts	Products
Fidelity Variable Annuity Account	Fidelity Income Plus
PFL Corporate Account One	Advantage V Advantage VI
PFL Variable Life Account A	PFL Variable Universal Life Policy
Retirement Builder Variable Annuity Account

Immediate Income BuilderSM

Immediate Income BuilderSM II

Portfolio SelectSM Variable Annuity

Premier Asset BuilderSM Variable Annuity

Privilege SelectSM Variable Annuity

Retirement Income Builder® Variable Annuity

Retirement Income Builder® II Variable Annuity

Retirement Income Builder® IV Variable Annuity

Transamerica Access Variable Annuity

Transamerica Opportunity BuilderSM Variable Annuity

Transamerica PrincipiumSM Variable Annuity

Transamerica Traditions Variable Annuity

Separate Account VA-8	TransMark Optimum ChoiceSM Variable Annuity
Separate Account VA AA	WRL FreedomSM Advisor
Separate Account VA B

MEMBERS® ExtraSM Variable Annuity

MEMBERS® FreedomSM Variable Annuity

MEMBERS® LandmarkSM Variable Annuity

MEMBERS® LibertySM Variable Annuity

MEMBERS® Variable Annuity Series

Partners Variable Annuity Series®

Transamerica Advisor EliteSM Variable Annuity

Transamerica Advisor EliteSM II

Transamerica AxiomSM Variable Annuity

Transamerica AxiomSM II

Transamerica AxiomSM III Variable Annuity

Transamerica B-Share Variable Annuity

Transamerica ExtraSM Variable Annuity

Transamerica FreedomSM Variable Annuity

Transamerica I-Share II Variable Annuity

Transamerica Inspire® Variable Annuity

Transamerica LandmarkSM Variable Annuity

Transamerica LibertySM Variable Annuity

Transamerica PrincipiumSM IV Variable Annuity Transamerica Variable Annuity I-Share Transamerica Variable Annuity O-Share Transamerica Variable Annuity Series
Separate Account VA U	WRL Freedom Premier® III Variable Annuity
Separate Account VA V	WRL FreedomSM Multiple
Separate Account VUL-3	Transamerica Elite Transamerica Journey
Separate Account VUL-5	TransUltra
Separate Account VUL-6	TransAccumulator TransAccumulator II
Transamerica Corporate Separate Account Sixteen	Advantage X
Variable Life Account A	Variable Protector
WRL Series Annuity Account	WRL Freedom Access® WRL Freedom AttainerSM WRL Freedom BellwetherSM WRL Freedom ConquerorSM WRL Freedom EnhancerSM WRL Freedom Premier® WRL FreedomSM Variable Annuity WRL Freedom Wealth Creator®
WRL Series Life Account

Transamerica® Freedom Elite Builder II

Transamerica Xcelerator ExecSM

WRL Financial Freedom Builder®

WRL ForLifeSM

WRL Freedom Elite®

WRL Freedom Elite Advisor

WRL Freedom Elite Builder®

WRL Freedom Equity Protector®

WRL Freedom SP Plus

WRL Freedom Wealth ProtectorSM

WRL The Equity Protector

WRL XceleratorSM and Xcelerator FocusSM

WRL Series Life Corporate Account	Advantage IV

SCHEDULE B

https://institutional.fidelity.com

SEC / Edgar

Fidelity.com/fundreports